Exhibit 5.1

[LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]

July 19, 2004

Tarantella, Inc.

425 Encinal Street

Santa Cruz, California 95060

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 24, 2004, including the prospectus constituting a part thereof, each as hereafter amended or supplemented (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 24,085,891 shares of Common Stock (the “Shares”) of Tarantella, Inc. (the “Company”). The Shares are to be offered by certain selling shareholders of the Company named in the Registration Statement for sales that may be made from time to time as described in the Registration Statement. As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken in connection with said sale and issuance of the Shares.

As your counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based on the foregoing, it is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement, in accordance with the resolutions adopted by the Board of Directors of the Company and with respect to those Shares that are subject to warrants, in accordance with the terms of such warrants, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.

Sincerely,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation